UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2010

URS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-7567	94-1381538
(Commission File No.)	(IRS Employer Identification No.)

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 774-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

(a)

On August 25, 2010, we entered into a Second Amendment (the “Second Amendment”) to the Credit Agreement dated November 15, 2007 (the “Credit Agreement”) with a syndicate of lenders party thereto, Wells Fargo Bank, National Association, administrative agent for the lenders, and credit support parties party thereto. The Second Amendment amends the Credit Agreement so that if we attain designated financial criteria we may make open market purchases of up to three million shares of our capital stock in any fiscal year, increased from one million shares previously allowed. No other provision of the Credit Agreement was amended. The foregoing description of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as an exhibit to this report and is incorporated by reference into this report.

We previously announced on March 2, 2010 that our Board of Directors approved a common stock repurchase program that authorized the annual repurchase of up to one million shares of our capital stock plus the cumulative number of additional shares issued or deemed issued under our equity incentive and employee stock purchase programs for the period from January 2, 2010 through December 28, 2012 (excluding shares issued upon the exercise of options issued prior to 2010). A copy of the press release announcing the common stock repurchase program was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2010.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Exhibit Description
4.1

Second Amendment to the Credit Agreement dated as of August 25, 2010, entered into by and among URS Corporation, a syndicate of lenders party thereto, Wells Fargo Bank, National Association, administrative agent for the lenders, and credit support parties party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, URS has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URS CORPORATION

Dated: August 25, 2010	By:	/s/ Reed N. Brimhall
Reed N. Brimhall
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1

Second Amendment to the Credit Agreement dated as of August 25, 2010, entered into by and among URS Corporation, a syndicate of lenders party thereto, Wells Fargo Bank, National Association, administrative agent for the lenders, and credit support parties party thereto.